Exhibit 10.3

AMENDMENT TO
EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (this “Amendment”), effective as of January 1, 2010, is made on December 31, 2009 between MASSEY ENERGY COMPANY, a Delaware corporation (the “Company”), and BAXTER F. PHILLIPS, JR. (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive previously entered into an Employment and Change in Control Agreement on November 10, 2008 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth (including definitions of capitalized terms which are set forth in Section 19 and throughout the Employment Agreement) and intending to be legally bound hereby, the Company and Executive agree as follows:

1.  Section 6.2(b) of the Employment Agreement is amended to read as follows:

(b) Payments Upon Involuntary Termination Associated With a Change in Control. Subject to the provisions of Section 6.2(c) and Sections 7 and 10 hereof, in the event a termination described in Section 6.2(a) occurs, the Company shall pay and provide to Executive on or beginning, as applicable, the first business day that occurs following sixty (60) days after his Termination Date or, where Executive is entitled to benefits under this Agreement by reason of clause (ii) or (iii) of Section 6.2(a) above, the later of or as soon as administratively feasible after the date an actual Change in Control occurs or the first business day that occurs following sixty (60) days after his Termination Date (contingent on the execution of the Release without revocation as contemplated in Section 8 hereof):

(i) a lump sum cash payment equal to $3,000,000;

(ii) any award under the Company’s long-term cash and equity incentive program, including stock option, restricted stock, restricted unit, other equity or cash-based incentive awards or other equity or cash-based incentive agreements, which by its terms vests in connection with the Change in Control, provided that payment of such award shall be determined solely by the terms of such award and any plan, program or arrangement which controls its determination and payment; and

(iii) for a period of 24 months following his Termination Date, Executive shall continue to receive on a monthly basis the medical and dental coverage in effect on his Termination Date (or generally comparable coverage) for himself and, if applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s reasonable after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), with any such cash payments to be made in accordance with the ordinary payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided. If Executive does not receive the cash payment described in the preceding sentence, the Company shall take all commercially reasonable efforts to provide that the COBRA (as defined in Section 19) health care continuation coverage period under section 4980B of the Code (as defined in Section 19) shall commence immediately after the foregoing 24 month benefit period, with such continuation coverage continuing until the end of applicable COBRA health care continuation coverage period.

2.  In all other respects, the Employment Agreement is unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of December 31, 2009.

    MASSEY ENERGY COMPANY

By:	/s/ John M. Poma
Name:	John M. Poma
Title:	Vice President and Chief Administrative Officer

/s/ Baxter F. Phillips, Jr.
Baxter F. Phillips, Jr.